Exhibit 6(i)

CERTIFIED COPY

RESTATED CERTIFICATE OF INCORPORATION

OF

ASSOCIATED TRAFFIC CLUBS LIFE INSURANCE COMPANY

[GRAPHIC]

I, Malton H. Simpson, Secretary of State of the State of Delaware, do hereby certify that the above and foregoing is a true and correct copy of Restated Certificate of Incorporation of the “ASSOCIATED TRAFFIC CLUBS LIFE INSURANCE COMPANY”, as received and filed in this office the second day of March, A.D. 1972, at 10 o’clock A.M.

In Testimony Whereof, I have hereunto set my hand and official seal at _______ this second day of March in the year of our Lord one thousand nine hundred and seventy-two.

[SEAL]	/s/ Illegible
Secretary of State

/s/ Illegible

RESTATED CERTIFICATE OF INCORPORATION

OF

ASSOCIATED TRAFFIC CLUBS LIFE INSURANCE COMPANY

Associated Traffic Clubs Life Insurance Company, which was originally incorporated on September 13, 1960 under the name Associated Traffic Clubs Insurance Corporation, hereby certifies (i) that the following Restated Certificate of Incorporation restates and integrates the Certificate of Incorporation, and also amends this by changing the name and increasing authorized capital; (ii) that the Restated Certificate of Incorporation has been duly adopted by vote of the stockholders pursuant to Section 242 and 245 of the General Corporation Law of the State of Delaware; and (iii) that its capital will not be reduced under or by reason of any amendment in this Restated Certificate of Incorporation.

The text of the Certificate of Incorporation as amended heretofore is hereby restated and amended to read as herein set forth in full:

FIRST. The name of the corporation is NATIONAL CONSUMERS LIFE INSURANCE COMPANY

SECOND. The address of the Corporation’s registered office in the State of Delaware is Edgemart Building, 4 Denny Road, City of Wilmington, County of New Castle, and National Consumers Life Insurance Company shall be the registered agent at the address of its registered office, set forth above.

THIRD. The nature of the business and the objects and purposes to be transacted, promoted and carried on are to do any or all of the things herein mentioned as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

To write life and accident and health insurance on both the group and individual basis.

This Corporation shall have power to issue and cancel policies and other contracts covering any one, part or all of the risks and liabilities permitted to be insured by this certificate of incorporation; to fix such rules, regulations, restrictions, conditions, premiums, charges and fees, to change the same from time to time, to defend any action against it or its insured and to engage, use and rely upon, the services of actuaries, physicians, appraisers,

This Corporation shall have power and is authorized to reinsure all or any part of any risk of any class in any other insurance company or to accept such reinsurance from any other insurance company.

To purchase, take, own, hold, deal in, mortgage or otherwise lien and to lease, sell, exchange, convey, transfer or in any manner whatever dispose of real property, within or without the State of Delaware.

To acquire the good will, rights and property and to undertake the whole or any part of the assets and liabilities of any person, firm, association or corporation; to pay for the same in cash, the stock of this company, bonds or otherwise; to hold or in any manner to dispose of the whole or any part of the property so purchased; to conduct in any lawful manner the whole or any part of any business so acquired and to exercise all the powers necessary or convenient in and about the conduct and management of such business.

To enter into, make and perform contracts of every kind for any Lawful purpose, with any person, firm, association or corporation, town, city, county, body politic, state, territory, government or colony or dependency thereof.

To borrow money for any of the purposes of the Corporation and to draw, make, accept, endorse, discount, execute, issue, sell, pledge or otherwise dispose of promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable, transferable or non-transferable instruments and evidences of indebtedness and to secure the payment thereof and the interest thereon by mortgage or pledge, conveyance or assignment in trust of the whole or any part of the property of the Corporation at the time owned or thereafter acquired.

To purchase, hold, sell and transfer the shares of its capital stock.

To have one or more offices and to conduct any or all of its operations and business and to promote its objects within or without the State of Delaware, without restriction as to place or amount.

To do any or all of the things in this certificates set forth as objects, purposes, powers or otherwise, to the same extent and as fully as natural persons might or could do and in any part of the world, as principals, agents, contractors, trustees or otherwise.

To do all and everything necessary, suitable, convenient or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or incidental to the powers herein named, or which shall as any time appear conducive or expedient for the protection or benefit of the Corporation, either as holders of or interested in, any property or otherwise; with all the powers now or hereafter conferred by the Laws of Delaware upon corporations under the Act hereinafter referred to, and all acts amendatory thereof or supplementary thereto.

The objects and purposes specified herein shall be regarded as independent objects and purposes and, except where otherwise expressed, shall be in no way limited nor restricted by reference to or inference from the terms of any other clause or paragraph of this certificate of incorporation.

The foregoing shall be construed both as objects and powers and the enumeration thereof shall not be held to limit or restrict in any manner the general powers conferred on this corporation by the laws of the State of Delaware.

FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 15,000 shares of Common Stock with a par value of $100.00 per share.

FIFTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

SIXTH. The books of the Corporation may be kept (subject to any provision contained in the Delaware Insurance Code or the Delaware General Corporation Law, as such may be amended from time to time) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Election of directors need not be by written ballot, unless the By-Laws of the Corporation shall so provide.

SEVENTH. The Corporation reserves the right at any time and from time to time to amend, alter, change or repeat any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors, officers or any other person whomsoever by and pursuant to this Certificate of Incorporation in its present form, or as hereafter amended are granted subject to this reserved right.

IN WITNESS WHEREOF, Associated Traffic Clubs Life Insurance Company has caused this certificate to be signed by Henry C. DiLullo, its Vice-President, and attested by Phyllis Freeman, its Assistant Secretary, this 29th day of February, 1972.

Attest:		ASSOCIATED TRAFFIC CLUBS LIFE INSURANCE COMPANY

by	/s/ Illegible	By	/s/ Illegible
	Assistant Secretary		Vice-President

[SEAL]		ASSOCIATED TRAFFIC CLUBS LIFE INSURANCE COMPANY INCORPORATED DELAWARE